Exhibit 10.1

ASSET PURCHASE AGREEMENT by and among Trust Codes Global Limited, VerifyMe, Inc., Trust Codes Limited, and Signum Holdings Limited

Dated March 1, 2023 (New York time)

Warning

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosed information that is important for investors to make an informed decision.

The usual rules do not apply to this offer because there is an exclusion for offers where the amount invested upfront by the investor (plus any other investments the investor has already made in the financial products) is NZ$750,000 or more. As a result of this exclusion, you may not receive a complete and balanced set of information. You will also have fewer other legal protections for this investment.

Investments of this kind are not suitable for retail investors.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

Table of Contents

Article I. THE TRANSACTION		4
1.1	Purchase and Sale of Acquired Assets	4
1.2	Payment of Purchase Price	9
1.3	Closing Statement; Adjustment	9
1.4	Earnout	12

Article II. CLOSING		13
2.1	Closing Date	13
2.2	Closing Deliveries	14

Article III. REPRESENTATIONS AND WARRANTIES OF SELLER AND parent		16
3.1	Organization	16
3.2	Authority	17
3.3	No Conflict	17
3.4	Capitalization; Title to Company Shares	17
3.5	Subsidiaries	17
3.6	Financial Statements; Undisclosed Liabilities	18
3.7	Absence of Certain Changes or Events	18
3.8	Title, Condition and Sufficiency of Assets	20
3.9	Real Property	20
3.10	Accounts Receivable and Accounts Payable	22
3.11	Intellectual Property; IT Systems	23
3.12	Material Contracts	25
3.13	Consents	26
3.14	Litigation	26
3.15	Compliance with Laws; Permits; Data Security	26
3.16	Privacy and Data Security	27
3.17	Environmental Matters	28
3.18	Employee Benefit Matters	30
3.19	Taxes	31
3.20	Anti-Corruption Laws	32
3.21	Employee Relations	32
3.22	Transactions with Related Parties	34
3.23	Insurance	34
3.24	Brokers	34
3.25	Relationship with Significant Customers	35
3.26	Relationship with Significant Suppliers and Vendors	35
3.27	Securities Law	35
3.28	Exceptions	36

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER		37
4.1	Organization	37
4.2	Authority	38
4.3	No Conflict	38
4.4	Consents	38
4.5	Brokers	38

Article V. COVENANTS		38
5.1	Name Change	38
5.2	Confidentiality	39
5.3	Non-Compete	39
5.4	Non-Disparagement	40
5.5	Employee	40
5.6	Further Assurances	41
5.7	Preparation of Audited Financial Statement	42
5.8	Buyer’s Parent Guarantee	42
5.9	Stockholder Solicitation	42
5.10	HQ Bond

Article VI. Tax Matters		42
6.1	Allocation.	42
6.2	Transfer Taxes	43
6.3	Goods and Services Tax.	43
6.4	Lowest Purchase Price	44
6.5	Cooperation on Tax Matters	44

Article VII. SURVIVAL AND INDEMNIFICATION		45
7.1	Survival	45
7.2	General Indemnification	45
7.3	Process for Indemnification	47
7.4	Mitigation	49
7.5	Right of Offset	49
7.6	Tax Treatment	49
7.7	Release	50

Article VIII. MISCELLANEOUS		50
8.1	Interpretive Provisions	50
8.2	Entire Agreement	50
8.3	Successors and Assigns	50
8.4	Headings	50
8.5	Modification and Waiver	51
8.6	Expenses	51
8.7	Notices	51
8.8	Dispute Resolution.	52
8.9	Governing Law; Consent to Jurisdiction	52
8.10	Public Announcements	53
8.11	No Third Party Beneficiaries	53
8.12	Counterparts	53
8.13	Delivery by Facsimile and Email	53

Article IX. CERTAIN DEFINITIONS		53
9.1	Defined Terms	53
9.2	Other Definitions	64

Exhibit A	Form of Bill of Sale; Assignment and Assumption Agreement
Exhibit B	Form of Offered Employee Employment Agreement
Exhibit C	Example Statement of Working Capital
Exhibit D	Existing Products and Services
Exhibit E	Existing Customers
Exhibit F	Permitted Encumbrances
Exhibit G	Form of Deed of Assignment of Lease
Exhibit H	Form of Deed of Assignment of Domain Names
Exhibit I	Form of Investor Acknowledgement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2023 (New York time), by and among Trust Codes Global Limited, a New Zealand limited liability company (“Buyer”); VerifyMe, Inc., a Nevada corporation (“Buyer’s Parent”); Trust Codes Limited, a New Zealand limited liability company (“Seller”) and Signum Holdings Limited (“Parent”).

RECITALS

A.       Seller operates a business specializing in brand protection, anti-counterfeiting, and consumer engagement technology.

B.       Upon the terms and subject to the conditions set forth herein, Seller proposes to sell and transfer, and Buyer proposes to buy and assume, those assets and liabilities specifically set forth herein, in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.
THE TRANSACTION

1.1       Purchase and Sale of Acquired Assets.

(a)       Purchase and Sale of Acquired Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, short-term or long-term of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, excluding only the Excluded Assets (the foregoing collectively, the “Acquired Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances, including all of the following:

(i)       Except for any receivable in connection with the account of Synlait Ltd., all trade and other notes and accounts receivable, advance payments, deposits (including customer deposits and the cash bond of NZ$25,938.51 plus GST (being NZ$29,829.29 including GST) paid by the Seller to the HQ Landlord in accordance with clause 49.1 of the HQ Lease (the “HQ Bond”)), prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund accrued as of, on or after March 1, 2023 (New Zealand time), to the extent reflected as accounts receivable in the calculation of Final Working Capital and as specifically identified on Schedule 1.1(a)(i);

(ii)       all personal property and interests therein, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, tooling, furniture, furnishings, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and software and related documentation (including any source code or systems documentation associated therewith), stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any transferable warranty and service rights of Seller with respect to such Acquired Assets, including, but not limited to, those specifically identified on Schedule 1.1(a)(ii);

(iii)       all rights under the Contracts set forth on Schedule 1.1(a)(iii) (the “Assumed Contracts”);

(iv)       telephone and fax numbers, domain names and websites (with access, administrative control, and login information), including the ones identified on Schedule 1.1(a)(iv);

(v)       all books and records necessary to enjoy the full use and benefit of the Acquired Assets, except as specifically provided by Section 1.1(b)(v);

(vi)       any claims or causes of action of Seller (except those claims or causes of action that are specifically related to and arise in connection with the Retained Liabilities) against any third party relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(vii)       all trademarks, service marks and trade names of Seller (including the trademarks and trade names “Trust Codes”) and any logos, designs, symbols, trade dress or other source indicators associated therewith, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, all business goodwill associated therewith and any applications therefor or registrations thereof, and any other forms of technology, intangibles, know-how, Intellectual Property or industrial property rights, including any patents, trade secrets, proprietary manufacturing processes, copyrights, rights of publicity, and any licenses, consents or other agreements relating thereto, including, but not limited to, those specifically identified on Schedule 1.1(a)(vii);

(viii)      any Permits and memberships to the extent their transfer is permitted by applicable Law;

(ix)       all of Seller’s intangible assets related to the Business, including Seller’s goodwill related to the Business;

(x)       all lists, documents, records and information, in all formats (tangible and intangible) used by Seller and its Affiliates in connection with or otherwise related to the Business, concerning past, present or prospective clients, customers, suppliers, vendors or other business relations of the Business; and

(xi)      all insurance benefits of Seller (except those insurance benefits that are specifically related to and arise in connection with the Retained Liabilities), including rights to make claims and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing.

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Without limiting the generality of the foregoing, the Acquired Assets shall include all of the assets of Seller reflected on the Interim Financial Statements and all assets acquired by Seller since the Balance Sheet Date, except to the extent disposed of in the Ordinary Course of Business since the Balance Sheet Date or except to the extent specifically identified herein as an Excluded Asset.

(b)       Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Acquired Assets shall not include, solely the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(i)       all Cash and Restricted Cash;

(ii)       any receivable in connection with the account of Synlait Ltd. and any trade and other notes and accounts receivable, advance payments, deposits (including customer deposits), prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund not an Acquired Asset pursuant to Section 1.1(a)(i);

(iii)      all rights under this Agreement and any Ancillary Agreement;

(iv)      all of the equity interests in Seller;

(v)       the records pertaining to the organization and existence of Seller;

(vi)      any books and records which Seller is required by applicable Law to retain as set forth in Schedule 1.1(b)(vi) (provided Seller shall promptly provide Buyer with copies of all such books and records when reasonably requested by Buyer); and

(vii)     the assets specifically set forth on Schedule 1.1(b)(vii).

(c)       Assumed Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A attached hereto (the “Bill of Sale, Assignment and Assumption Agreement”), assume and agree to fully pay, discharge, satisfy and perform, the following Liabilities of Seller, except in each case to the extent any such Liabilities would have been performed, paid or otherwise discharged on or prior to the Final Closing Date, but for a breach or default by Seller or Shareholder (the “Assumed Liabilities”):

(i)       those working capital liabilities of Seller that were incurred in the Ordinary Course of Business as of, on or after March 1, 2023 (New Zealand time), but only to the extent reflected as accounts payable and current liabilities in the calculation of Final Working Capital and specifically set forth on Schedule  1.1(c)(i); and

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(ii)       the Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities relate to events or occurrences following the Final Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Seller on or prior to the Closing.

(d)       Retained Liabilities. Notwithstanding anything contained herein to the contrary, the Retained Liabilities shall not be assumed by Buyer, but instead shall be retained, performed, paid and discharged by Seller and Shareholder. The term “Retained Liabilities” means all Liabilities of Seller or any of its Affiliates including, without limitation, all Liabilities arising out of the use, ownership, possession or operation of the Acquired Assets or the conduct of the Business prior to the Final Closing Date, excepting only the Assumed Liabilities; provided however that without limiting the foregoing, the Retained Liabilities shall include the following:

(i)       except for real or personal property Taxes to the extent reflected as current liabilities in the calculation of Final Working Capital, any Liability for Taxes incurred by Seller, including the Transfer Taxes as set forth in Section 6.2, and any Liability of Seller for the Taxes of another Person under a contractual indemnity or covenant, as a transferee or otherwise under applicable Tax Laws, regulations or administrative rules;

(ii)      any claim or Liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iii)     any Indebtedness;

(iv)     any and all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Seller or Shareholder in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the exhibits and Schedules hereto) and all Ancillary Agreements, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (c) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(v)       any Liability of Seller to its shareholders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of Seller pursuant to the agreements and arrangements set forth on Schedule 3.22;

(vi)      any Liability of Seller arising out of this Agreement and any Ancillary Agreement;

(vii)     any Liability arising out of or relating to any business or property formerly owned or operated by Seller, any Affiliate or predecessor thereof, or by Parent, but not presently owned and operated by Seller or Parent;

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(viii)     any Liability under or related to the Benefit Plans;

(ix)       any Liability of Seller or its predecessors arising out of any Contract, Permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets or, subject to Section 1.1(e), is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer;

(x)       any Liability with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of Seller or any Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Buyer or any of its Affiliates after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between Seller or Affiliate and any such individual, including the termination of such relationship, (B) arises out of or relates to any Benefit Plan or (C) arises out of or relates to events or conditions occurring on or before the Final Closing Date;

(xi)       any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or its Affiliates or alleged to have been made by Seller or its Affiliates or which arises out of or is based upon a theory of strict liability under Section 402A of the Restatement (2nd) of Torts or any similar or analogous provision of statutory or common law or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller or its Affiliates, including any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

(xii)     any general warranty claims against Seller or its Affiliates to the extent not reflected as current liabilities in the calculation of Final Working Capital;

(xiii)     working capital liabilities of Seller that were incurred in the Ordinary Course of Business not included as Assumed Liabilities pursuant to Section 1.1 (c)(i);

(xiv)    any Environmental Liability; and

(xv)     any Liabilities of or relating to the Business (or the operation thereof prior to Closing), ownership or use of the Acquired Assets prior to the Closing.

(e)       Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to, any Contract or Permit intended to be included in the Acquired Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party’s or parties’ consent was not so obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Seller and Parent shall, at the request and under the direction of Buyer and in the name of Seller or otherwise (as Buyer shall specify), take all reasonable actions and do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (a) to assure that the rights and benefits of Seller under such Contracts or Permits shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Contract or Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer.

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(f)       Omitted Assets: Seller and Parent each agree that, should it be discovered after Closing that the Acquired Assets or other assets historically used principally in connection with the Business (other than the Excluded Assets) are in the name of Seller or Parent or any other person (“Additional Assets”), Seller and Parent shall immediately transfer, or cause the transfer of, the ownership and control of such Additional Assets to Buyer (or its nominee) and such Additional Assets shall be transferred free of any Encumbrance whatsoever (the consideration for such Additional Assets being deemed to be included in the Final Closing Consideration payable under Section 1.2 for the Acquired Assets).

(g)       Tax Returns: Seller shall promptly provide Buyer with copies of any Tax Returns to the extent of, or to the extent maintained for, the Acquired Assets reasonably requested by Buyer.

1.2       Payment of Purchase Price. In full consideration of the purchase of the Acquired Assets, at Closing, Buyer shall:

(a)       pay and deliver an amount equal to the Cash Consideration portion of the Estimated Closing Consideration as adjusted for Estimated Working Capital, as further set forth in this Agreement, to Seller by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Seller; and

(b)       cause Buyer’s Parent to issue to Seller the Stock Consideration portion of the Estimated Closing Consdieration.

The Stock Consideration may not be transferred by Seller until the one (1) year anniversary of the Final Closing Date.

The Seller acknowledges and agrees that Buyer shall be entitled to reduce any cash payments to Seller by all applicable deductions and tax withholdings in respect of the payments pursuant to this Section 1.2.

1.3       Closing Statement; Adjustment.

(a)       Estimates. No more than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) in form and substance reasonably satisfactory to Buyer, setting forth Seller’s good faith estimate as of the Closing Date of, and the components and calculation of the Estimated Closing Consideration, Estimated Indebtedness (including the intended beneficiaries of such Estimated Indebtedness to be paid at the Closing, and each component thereof), Estimated Transaction Expenses (including the intended beneficiaries of such Estimated Transaction Expenses to be paid at the Closing, and each component thereof), and Estimated Working Capital with the components thereof prepared in accordance with the Accounting Methods. Seller shall deliver with the Estimated Closing Statement pay off letters in form and substance reasonably satisfactory to Buyer with respect to all of the Indebtedness.

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(b)       Delivery of Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Seller a closing statement of Seller as of the Closing Date prepared in good faith in accordance with the Accounting Methods and a statement (collectively, the “Closing Statement”) setting forth in reasonable detail Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, with the components thereof prepared in accordance with Accounting Methods.

(c)       Cooperation. Each of Seller and Buyer agrees that it will, and it will use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3.

(d)       Review Period. During the 30-day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers of Buyer relating to the Closing Statement. The Closing Statement and the calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice, to be valid, must comply with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses not being calculated in accordance with Section 1.3, (iii) specify the line item or items in the calculation of Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses with which Seller disagrees and the amount of each such line item or items as calculated by Seller, and (iv) include Seller’s calculation of Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses. Seller shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses delivered pursuant to Section 1.1(a) except such items that are specifically disputed in the Notice of Disagreement.

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(e)       Resolution of Disputes. If Seller delivers, in a timely manner, a Notice of Disagreement pursuant to this Section 1.3(e), then the Closing Statement (as revised in accordance with this Section 1.3(e), and the resulting calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Arbiter. The Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Arbiter in accordance with this Section 1.3(e). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting or valuation firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The Arbiter shall be a mutually acceptable nationally recognized independent public accounting or valuation firm agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting or valuation firm, the Arbiter shall be The Bonadio Group of Rochester, New York. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has properly disputed in the Notice of Disagreement based upon Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses not having been calculated in accordance with this Section 1.3. The Arbiter shall determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to the line items and items specifically set forth in and properly raised in the Notice of Disagreement and (iii) shall not assign a value to any line item or items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The fees, costs and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees, costs and expenses of Seller’s independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by Seller.

(f)       Closing Consideration Adjustment.

(i)       If the Final Closing Consideration is greater than the Estimated Closing Consideration, then the amount of the next Cash Earnout payment or payments due shall be increased by an amount equal to such excess.

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(ii)       If the Final Closing Consideration is less than the Estimated Closing Consideration, then the amount of the next Cash Earnout payment or payments due shall be decreased by an aggregate amount equal to such deficiency.

(iii)     Any payments made pursuant to this Section 1.3(f) shall be treated for Tax purposes as an adjustment to the Cash Consideration to the extent permitted by applicable Law.

1.4       Earnout.

(a)       Cash Earnout. Subject to the terms of this Agreement, and for each calendar quarter within the Earnout Period, Buyer shall (i) deliver to Seller a statement showing the Cash Earnout payment amount due and payable for the preceding calendar quarter (each, a “Cash Earnout Calculation Statement”), and (ii) pay to Seller such Cash Earnout payment amount set forth in such statement within sixty (60) calendar days of the end of such calendar quarter to an account designated by Seller in writing. For the avoidance of doubt, the Cash Earnout payment to be paid for the applicable quarter including the Closing Date shall be calculated to include only the payments related to Gross Margin on Existing Customers received by Buyer after the Closing Date, and the Cash Earnout payment to be paid for the calendar quarter including the date that is the fifth (5th) anniversary of Closing Date shall be calculated to include only the payments related to Gross Margin on Existing Customers received by Buyer on or before the date that is the fifth (5th) anniversary of the Closing Date. Also, for the avoidance of doubt, no revenue, payments or proceeds attributable to any subsidiary of Buyer’s Parent outside of Buyer’s Group shall be included in the calculation of any Cash Earnout payment.

(b)       Equity Earnout. Subject to the terms of this Agreement, and for each 12-month period within the Earnout Period, with the first such 12-month period beginning on the Closing Date, Buyer shall (i) deliver to Seller a statement showing the Equity Earnout Shares due and payable for the preceding twelve (12) month period (each, an “Equity Earnout Calculation Statement”), and (ii) cause Buyer’s Parent to issue to Seller the Equity Earnout restricted shares of common stock (the “Equity Earnout Shares”) set forth in such statement within sixty (60) calendar days of the end of such 12-month period. Any amount of Equity Earnout may by paid in cash by Buyer, instead of by causing Buyer’s Parent to issue any Equity Earnout Shares, by Buyer paying Seller the cash value of such shares to an account designated by Seller provided any of the following conditions are met on the due date of such payment: (1) the ten (10) day VWAP of Buyer’s Parent’s common stock is less than USD$3.00 per share, or (2) Seller or its Affiliates owns or has been issued 10% or more of the issued and outstanding shares of common stock of Buyer’s Parent. In the event the aggregate amount of Cash Earnout payments paid by Buyer and the value of Equity Earnout Shares issued by Buyer’s Parent exceeds USD$3,100,000 at any time during the Earnout Period, component (x) in the formula for calculating any subsequent amount of Equity Earnout shall be reduced to 10% of Gross Margin on New Customers received during the applicable 12-month period of the Earnout Period for each subsequent dollar value of Equity Earnout calculated in excess of USD$3,100,000. The Equity Earnout Shares may not be transferred by Seller until the Seller has held the Equity Earnout Shares for one (1) year.

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(c)       No Stockholder Approval. For the avoidance of doubt, the Stock Consideration and Earnout Shares are structured to avoid the shareholder approval requirements of the Nasdaq listing rules, including, without limitation, that in no event shall, in addition to any lesser ownership caps imposed on the Seller and its Affiliates, that the total number of shares of Stock Consideration and Earnout Shares, following receipt of such voting securities, the Seller beneficially own (as determined for purposes of Nasdaq listing standards) more than 19.99% of the voting securities of Buyer’s Parent. Any purported issuance in violation of this section shall be null and void ab initio.

(d)       Twelve-Month Limitation on New Customer Status. Each New Customer shall be counted as a New Customer for a total of twelve (12) months beginning as of the date of the first invoice issued to such customer for goods or services, and any revenue, payments or proceeds received and attributable to such New Customer shall be applied to the then-current 12-month period for purposes of the next applicable Equity Earnout Calculation Statement. Upon the end of each New Customer’s 12-month period, such New Customer shall automatically convert to an Existing Customer for any calculation of any amount due to Seller under this Section 1.4, and any revenue received and attributable to such former New Customer shall be applied to the then-current quarterly period for purposes of the next applicable Cash Earnout Calculation Statement. For the avoidance of doubt, if a New Customer converts to an Existing Customer in the middle of a 12-month Equity Earnout calculation period, all revenue, payments or proceeds attributable to such former New Customer prior to such conversion shall count towards the calculation of Equity Earnout for such 12-month period, and all revenue, payments or proceeds attributable to such former New Customer after such conversion shall count towards the calculation of Cash Earnout for the applicable quarter in which such former New Customer converted to an Existing Customer.

(e)       Intercompany Sales. All Intercompany Sales shall be made at the prices set forth opposite the applicable product on Exhibit D. The parties may, on an annual basis, modify such prices as mutually agreed in writing.

(f)       Earnout Payments an Adjustment. Any Cash Earnout or Equity Earnout under this Section 1.4 shall be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Article II.
CLOSING

2.1       Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place by exchange of solicitors’ undertakings on the date hereof (the “Final Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on February 28, 2023, New York time (the “Closing Date”).

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2.2       Closing Deliveries.

(a)       Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

(i)       this Agreement, duly executed by Buyer;

(ii)      the amounts set forth in Section 1.2;

(iii)     the Bill of Sale; Assignment and Assumption Agreement, duly executed by Buyer;

(iv)     employment agreements by and between each of Paul Ryan, Emma Wheeler, and Ken Yang (the “Key Employment Agreements”), duly executed by Buyer, as well as employment agreements, following substantially the same form set forth on Exhibit B, duly executed by Buyer in respect of the Offered Employees who have accepted Buyer’s offer of employment under Section 5.5 (the “Offered Employee Employment Agreements”);

(v)      a certificate of a director of Buyer, dated as of the Final Closing Date, (A) attaching true and correct copies of Buyer’s certificates of incorporation, constitution and share register as of the Final Closing Date; (B) attaching resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the other transaction documents and the consummation of the transactions contemplated hereby and thereby; and (c) certifying that such resolutions have not been amended, terminated or superseded;

(vi)     a deed of assignment of lease, in the form attached hereto as Exhibit G (the “Deed of Assignment of Lease”), duly executed by Buyer (as assignee);

(vii)    a transitional services deed, in the form mutually agreed by Buyer and Seller (the “Transition Services Deed”), duly executed by Buyer; and

(viii)    deeds (in a form acceptable to Buyer) between Buyer and each of Matrex Limited, Cloud Computing Continuation Services Limited and 180.Codes Limited placing confidentiality and non-compete obligations on each of Matrex Limited, Cloud Computing Continuation Services Limited and 180.Codes Limited on the same terms as the confidentiality obligations contained in Section 5.2 and the non-compete obligations contained in Section 5.3, duly executed by Buyer.

(b)       Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i)       this Agreement, duly executed by Seller and Parent;

(ii)      beneficial, legal and unencumbered title to, possession of and control of, the Acquired Assets (in registrable form, if required to record a change of ownership);

(iii)     certificates or any other evidence of title to the Acquired Assets held by the Seller;

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(iv)     evidence reasonably satisfactory to Buyer that board of directors of each of the Seller, Matrex Limited and 180.Codes Limited has resolved to change its legal name to a name reasonably acceptable to Buyer that is not confusingly similar to “Trust Codes”, “Matrex”, “180.Codes”, “Boomerang”, or any derivation thereof, along with evidence that such name has been reserved by the Seller, and a written resolution of the shareholder of the Seller approving and authorizing such name change in a form reasonably acceptable to Buyer;

(v)      evidence reasonably satisfactory to Buyer that all assets of Matrex Limited, 180.Codes Limited (previously known as and Boomerang Codes Limited) have been transferred and assigned to Seller;

(vi)     a fully executed deed (in a form acceptable to Buyer) between Trust Codes and each of Matrex Limitedand 180.Codes Limited assigning all intellectual property (including all registered trade marks) to Seller immediately prior to Closing;

(vii)    deeds (in a form acceptable to Buyer) between Buyer and each of Matrex Limited, Cloud Computing Continuation Services Limited and 180.Codes Limited placing confidentiality and non-compete obligations on each of Matrex Limited, Cloud Computing Continuation Services Limited and 180.Codes Limited on the same terms as the confidentiality and non-compete obligations contained in Section 5.2 and Section 5.3 respectively, duly executed by Matrex Limited, Cloud Computing Continuation Services Limited and 180.Codes Limited;

(viii)    fully executed deeds of assignment and acknowledgement of ownership of intellectual property (in a form acceptable to Buyer) between Seller and each of Paul Ryan, Peter Ryan, Mark Darrow (the individuals identified by Seller as the “founders”), and Ken Yang confirming all intellectual property owned or used by Seller is owned by and assigned to Trust Codes immediately prior to Closing;

(ix)      the Bill of Sale; Assignment and Assumption Agreement, duly executed by Seller;

(x)       a deed of trademark assignment, in a form acceptable to Buyer, duly executed by Seller;

(xi)      the relevant Authorization (UDAI) code for each domain name listed in Schedule 1.1(a)(iv);

(xii)     evidence reasonably satisfactory to Buyer that Seller is the registered owner of each domain name listed in Schedule 1.1(a)(iv) immediately prior to Closing;

(xiii)    a deed of assignment of domain names, in the form attached hereto as Exhibit H, duly executed by Seller;

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(xiv)     a certificate of a director of Seller, dated as of the Final Closing Date, (A) attaching true and correct copies of the certificate of incorporation, constitution and share register of Seller as of the Final Closing Date; (B) attaching unanimous signed written resolutions of the board of Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the other transaction documents and the consummation of the transactions contemplated hereby and thereby; (C) attaching unanimous signed special resolutions and entitled persons assents of Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the other transaction documents and the consummation of the transactions contemplated hereby and thereby; and (D) certifying that such resolutions have not been amended, terminated or superseded;

(xv)     such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of Seller that are not Permitted Encumbrances;

(xvi)    without limiting (xiii) above, a release of the financing statement registered against Seller on the New Zealand Personal Property Securities Register in favor of Okoura Holdings Limited in a form reasonably satisfactory to Buyer;

(xvii)    Offered Employee Employment Agreements with Buyer duly executed by the Offered Employees;

(xviii)   the Key Employment Agreements duly executed by each of Paul Ryan, Emma Wheeler, and Ken Yang;

(xix)     the consents, if any, set forth on Schedule 3.3 of the Disclosure Schedules in forms reasonably acceptable to Buyer;

(xx)      the Deed of Assignment of Lease duly executed by Seller (as assignor) and landlord;

(xxi)     the Transition Services Deed duly executed by Seller;

(xxii)     the Estimated Closing Statement, together with payoff letters for Indebtedness required to be delivered pursuant to Section 1.3(a);

(xxiii)    an investor acknowledgement for the purposes of the New Zealand Financial Markets Conduct, in the form at Exhibit I; and

(xxiv)   such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND parent

Each of Seller and Parent, jointly and severally, hereby represents and warrants to Buyer, as of the Final Closing Date, as follows:

3.1       Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of New Zealand. Seller has all requisite entity power and authority to carry on the Business. Seller is duly qualified to do business and is in good standing as a foreign company in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render any Material Contract of Seller unenforceable. Seller has delivered true and complete copies of all organizational or governance documents of Seller, all as amended to date, to Buyer.

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3.2       Authority. Each of Seller and Parent has all requisite power, authority and capacity to execute, deliver, and perform this Agreement and each Ancillary Agreement to which Seller or Parent is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement, and each Ancillary Agreement to which Seller or Parent is a party, has been duly and validly executed and delivered by Seller or Parent and constitutes the valid and binding obligation of Seller or Parent, enforceable against Seller or Parent in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

3.3       No Conflict. The execution, delivery and performance by Seller and Parent of this Agreement and the Ancillary Agreements to which each of Seller or Parent is a party, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of any Law to which Seller or Parent is subject, (y) violate any provision of the organizational or governance documents of Seller, or (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets of Seller or Parent or give to others any interests or rights therein under, any Contract or Permit to which Seller or Parent is a party or by which Seller or Parent may be bound or affected.

3.4       Capitalization; Title to Company Shares.

(a)       The authorized capital stock of Seller consists of 2,000,000 shares, of which all issued and outstanding shares have been issued to Parent. All issued and outstanding shares of Seller have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Parent, free and clear of all Encumbrances.

(b)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Seller or obligating Seller or Parent to issue or sell any shares of capital stock of, or any other interest in, Seller. Seller does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, equity grant or ownership plans or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Assets.

3.5       Subsidiaries. Seller does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

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3.6       Financial Statements; Undisclosed Liabilities.

(a)       The books of account and related records of Seller fairly reflect in all material respects Seller’s assets, liabilities and transactions. Schedule 3.6 sets forth the following financial statements (the “Financial Statements”): (x) the balance sheets of Seller as of March 31, 2022, 2021, 2020 and 2019 and the related statements of income and stockholder’s equity and cash flows for the years ended March 31, 2022, 2021, 2020 and 2019, and (y) the balance sheet of Seller as of the Balance Sheet Date, and the related statements of income and stockholder’s equity and cash flows for the 12-month period ended on the Balance Sheet Date (the “Interim Financial Statements”). The Financial Statements and Interim Financial Statements fairly present, in all material respects, the financial position of Seller and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared consistent with Seller’s historical accounting methods, applied in a manner consistent with past principles and practices, including with respect to the preparation of the Financial Statements. The Interim Financial Statements fairly present, in all material respects, the financial position of Seller and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared consistent with Seller’s historical accounting methods, applied in a manner consistent with past principles and practices, except that the Interim Financial Statements are subject to normal year-end adjustments, none of which are expected to be material in amount or nature. The Financial Statements and Interim Financial Statements have been prepared from and are in accordance with the books and records of Seller.

(b)       Seller does not have any liabilities except for (a) liabilities reflected on or accrued and reserved against in the Balance Sheet, or (b) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law).

(c)       Seller is not a party to, nor has it any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Seller, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

3.7       Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since March 31, 2022, Seller has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since March 31, 2022, Seller has not

(a)       issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities;

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(b)       incurred or discharged any liabilities, except liabilities incurred or discharged in the Ordinary Course of Business;

(c)       encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business;

(d)       (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of Seller, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law;

(e)       suffered any change or, to the knowledge of Seller, received any threat of any change in any of its relations with, or any loss or, to the knowledge of Seller, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement;

(f)       disposed of or has failed to keep in effect any rights in, to or for the use of any Permit material to the Business;

(g)       changed any method of keeping of their respective books of account or accounting practices;

(h)       disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business;

(i)       sold, transferred or otherwise disposed of any assets, properties or rights of the Business, except inventory sold in the Ordinary Course of Business;

(j)       entered into any transaction, Contract or event outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of Seller;

(k)       made nor authorized any single capital expenditure in excess of USD$10,000, or capital expenditures in excess of USD$50,000 in the aggregate;

(l)       changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

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(m)       incurred any material damage, destruction, theft, loss or business interruption;

(n)       made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of Seller;

(o)       made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Tax liability with any Taxing Authority; or

(p)       waived or released any material right or claim of Seller or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to Seller or the Business.

3.8       Title, Condition and Sufficiency of Assets.

(a)       Schedule 3.8(a) sets forth a true and correct list of all equipment leases that have been or should be, in accordance with the Accounting Methods, recorded as capital leases including the amount required to pay in full all obligations in respect of each such lease as of the Final Closing Date (“Equipment Leases”). Seller has good and valid title to, or a valid leasehold interest in, all property and other assets used in the operation of the Business, reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)       Except as set forth on Schedule 3.8(a), the buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are in a condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business and are usable in a manner consistent with their current use, and comply with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller currently owned or leased by Seller constitute all of the assets, properties and rights necessary for the operation of the Business as the Business is currently conducted. Except as set forth on Schedule 3.8(a), no other Person other than Seller owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.12.

3.9       Real Property.

(a)       Seller does not own any real property.

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(b)       Schedule 3.9(b)(i) sets forth a true, correct and complete description of all written or oral leases, subleases, or other occupancies of real property used by Seller (collectively, the “Leases”) to which Seller is a party (as lessee, sublessee, licensee or otherwise) (collectively, the “Leased Real Property”) with a brief description of such lease or sublease including, without limitation, the parties to the lease, the term of the lease, the current expiration date of the lease, the renewal options, the basic rent, and any monthly payments of additional rent. Seller does not operate and has never operated its Business at any location other the Leased Real Property. Seller has delivered to Buyer a true, correct and complete copy of the Leases and all amendments, modifications and supplemental agreements thereto. Each of the Leases is in full force and effect and is binding and enforceable against Seller and, to the knowledge of Seller, each of the other parties thereto, in accordance with its terms and has not been modified or amended since the date of delivery to Buyer.

(c)       There are no Encumbrances affecting the Leased Real Property, other than Permitted Encumbrances. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default. There is no current or pending event or circumstance that would permit the termination of any Lease or the increase of any liabilities or restrictions of Seller under any Lease. Neither Seller nor Parent has received any written notice from the other party to any Lease of the termination or proposed termination thereof. No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by Seller. Seller does not have any obligations to provide deposits (other than the HQ Bond), letters of credit or other credit enhancements to retain its rights under any Lease or otherwise operate the Business at the Leased Real Property.

(d)       Seller presently enjoys peaceful and undisturbed possession of the Leased Real Property. No Person other than Seller has any right to use, occupy, or lease any portion of the Leased Real Property. Neither Seller nor Parent has received written notice of any eminent domain, condemnation or other similar proceedings pending or threatened against Seller with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Business does not violate any Lease in any respect. There is no violation of any covenant, condition, restriction, easement or order of any Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof. The Leased Real Property is in compliance in all respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither Seller nor Parent has received any notice of any violation or claimed violation Seller of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of Seller remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. The Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable Laws, rules, regulations, permits, licenses and certificates of occupancy.

(e)       Each use of the Leased Real Property by Seller is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Leased Real Property, and there are no outstanding variances or special use permits affecting the Leased Real Property or their uses.

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(f)       The transaction contemplated by this Agreement does not constitute an assignment of Seller’s rights under any Lease and does not require the consent of any Person under any Lease.

(g)       The Leased Real Property is in good repair, ordinary wear and tear excepted, and fit for the purposes for which it is presently used. Seller has rights of egress and ingress with respect to the Leased Real Property that are sufficient for it to conduct its Business as presently conducted consistent with past practice.

3.10       Accounts Receivable and Accounts Payable.

(a)       All of Seller’s accounts and notes receivable reflected on Schedule 1.1(a)(i) (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within thirty (30) days after such billing. Except as set forth on Schedule 3.10(a), all of the Accounts Receivable are and will be fully collectible within the time period set forth in each applicable invoice, purchase order or other sales contract, net of the reserves shown on Schedule 1.1(a)(i). The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, in the books of Seller, have been determined in accordance with the Accounting Methods, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the knowledge of Seller, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable. All Accounts Receivable are neither in default nor past due, and Seller has previously provided Buyer with a true and complete aging report prepared as of March 1, 2023 (New Zealand time), which shows the time elapsed since the invoice date for all Accounts receivable as of such date.

(b)       Except as set forth on Schedule 3.10(b), since March 31, 2022, there have not been any write-offs as uncollectible of Seller’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of USD$10,000 in the aggregate.

(c)       All of Seller’s accounts payable and liabilities reflected on Schedule 1.1(c)(i) (collectively, the “Accounts Payable”) represent amounts payable by Seller for products or services actually received, have arisen in the Ordinary Course of Business, have been or will be billed and are generally due within thirty (30) days after such billing, are all amounts owed by Seller in respect of such trade accounts, and the actual liabilities of Seller in respect of such accounts is not, as of the Final Closing Date, in excess of the amount reflected on Schedule 1.1(c)(i). All Accounts Payable are neither in default nor past due, and Seller has previously provided Buyer with a true and complete aging report prepared as of March 1, 2023 (New Zealand time), which shows the time elapsed since the invoice date for all Accounts Payable as of such date. To the knowledge of Seller, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Payable relating to the amount or validity of such Account Payable.

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3.11       Intellectual Property; IT Systems.

(a)       Schedule 3.11(a)(i) sets forth a list of all patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), material unregistered trademarks, registered trademarks and applications for registration for trademarks, copyrightable works, copyright registrations and applications for registration of copyrights, material trade secrets, Software, and domain name registrations in each case owned by or held in the name of Seller, specifying as to each such item, as applicable, (i) the item (with respect to trademarks), or title (with respect to all other items), (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number and (iv) the date of application and issuance or registration of the item (the “Material Owned Intellectual Property”). Except as set forth on Schedule 3.11(a)(ii), (A) each item of Intellectual Property owned by Seller including the Material Owned Intellectual Property is valid and in full force and effect and is owned by Seller free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship, (B) the registrations and applications for registration of the Material Owned Intellectual Property are held of record in Seller’s name, and (C) none of the Material Owned Intellectual Property is the subject of any proceeding contesting its validity, enforceability or Seller’s ownership thereof. All issuance, renewal, maintenance and other payments that are or have become due as of the Final Closing Date with respect to the Material Owned Intellectual Property have been timely paid by or on behalf of Seller. Schedule 3.11(a)(iii) sets forth a true and complete list of all Intellectual Property licensed to Seller and the license or agreement pursuant to which Seller obtained a license to such Intellectual Property (the “Licensed Intellectual Property”). Except as set forth on Schedule 3.11(a)(iii): (u) Seller owns or possesses adequate licenses or other valid rights to use all patents, patent applications (including any provisions applications, divisions, continuations or continuations in party), trademarks, trademark registrations, trademark applications, copyrightable works, copyright registrations, copyright applications, copyrights, industrial designs, Software, databases, data compilations, domain names, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “Intellectual Property”) used in the conduct of the Business, (v) the conduct of the Business of Seller, including the sale or use of an product or service offered by the Company, does not infringe, misappropriate, violate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (w) neither Seller nor Parent has received any notice alleging that the conduct of the Business, including the use, marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license), (x) no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by Seller, (y) there is no agreement or other contractual restriction affecting the use by Seller of any of the Material Owned Intellectual Property or any Intellectual Property owned or purported to be owned by Seller, and (z) Seller is not aware of any present infringement, dilution, misappropriation or other violation of any of the Material Owned Intellectual Property or any Intellectual Property owned or purported to be owned by Seller by any Person, and neither Seller nor Parent has asserted or threatened any claim or objection against any Person for any such infringement or misappropriation nor is there any basis in fact for any such objection or claim.

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(b)       Except as set forth on Schedule 3.11(b), the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. The IT Systems are adequate for the operation of the Business. Seller has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of Seller. To Seller’s Knowledge, the products and services offered by the Company and any IT Systems of the Company do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any IT Systems. Seller has taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets. Neither Seller’s trade secrets nor any other confidential information of Seller has been disclosed by Seller to, or, to the knowledge of Seller and/or Parent, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality. Neither Seller nor Parent has received notice that, or otherwise has knowledge that, any employee, consultant or agent of Seller is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller. Except as set forth in Schedule 3.11(b), each employee and consultant of Seller has executed a written agreement expressly assigning to Seller all right, title and interest in any Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or consultant’s service relationship and related to the work performed by such person for Seller, and all Intellectual Property rights therein. Each item of Intellectual Property owned or licensed by Seller, including the Material Owned and the Licensed Intellectual Property, will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Licensed Intellectual Property and the Intellectual Property owned by the Seller, including the Material Owned Intellectual Property constitutes all material Intellectual Property necessary to conduct the Business of the Company, taken as whole, as currently conducted in all material respects. The Company has taken commercially reasonable measures to (i) actively police the quality of goods and services sold, distributed or marketed under each of their trademarks and (ii) enforce adequate quality control measures to ensure that no trademarks that they have licensed to others have been abandoned. Except as set forth in Schedule 3.11(b), the Company has not used any Open Source Software in any Software that is a part of the Intellectual Property owned by the Company. The Company is not in breach of any of the terms or conditions of any license to Open Source Software in a manner that would require such the Company to disclose, license or distribute Source Code that is owned by and proprietary to the Company.

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3.12       Material Contracts.

(a)       Schedule 3.12(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which Seller is a party or by which Seller or any of its properties or assets is bound:

(i)       any real property leases;

(ii)       any labor or employment-related agreements, including employee leasing agreements;

(iii)       any joint venture and limited partnership agreements;

(iv)       mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit;

(v)       agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers);

(vi)       lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors);

(vii)     agreements restricting in any manner the right of Seller to compete with any other Person, or restricting the right of Seller to sell to or purchase from any other Person;

(viii)     agreements between Seller and any of its Affiliates;

(ix)       guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements;

(x)       custom bonds and standby letters of credit;

(xi)      any license agreement or other agreements to which Seller is a party regarding any Intellectual Property of others;

(xii)      other agreements, contracts and commitments which cannot be terminated by Seller on notice of 30 days or less and without payment by Seller of less than USD$5,000 upon such termination;

(xiii)     powers of attorney;

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(xiv)      any agreements or arrangements with any sales representatives, consultants, agents or other representatives of Seller (including sales commission agreements or arrangements); and

(xv)      (xv) each other agreement or contract to which Seller is a party or by which it or its assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b)       Each Material Contract is valid, binding and enforceable against Seller and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.12(b), Seller and, to the knowledge of Seller and/or Parent, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Neither Seller nor Parent has received any written claim from any other party to any Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Seller has delivered to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.12(a).

3.13       Consents. Except as set forth on Schedule 3.13, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Seller or Parent in connection with the execution, delivery, and performance by Seller or Parent of this Agreement, or any Ancillary Agreement to which Seller or Parent is a party or the taking by Seller or Parent of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of Seller’s Business conducted prior to the Closing.

3.14       Litigation. Except as set forth in Schedule 3.14, there is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Authority (“Litigation”) pending or, to the knowledge of Seller and/or Parent, threatened against the Seller or Parent, any of their respective properties or assets or (to the extent Seller may have an obligation to provide indemnification or may otherwise become liable) any of their respective shareholders, members, officers, directors or employees. Except as set forth in Schedule 3.14, Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Authority) with respect to or affecting the properties, assets, personnel or Business of Seller. Seller has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2015 regarding actual or threatened Litigation binding on Seller.

3.15       Compliance with Laws; Permits; Data Security. Seller has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.15 are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business as presently conducted, each of which Seller validly possesses and is in full force and effect. Except as set forth in Schedule 3.15, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened with respect to Seller, by any Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Business.

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3.16       Privacy and Data Security.

(a)       Seller has taken all reasonable measures consistent with industry-best practices to maintain the confidentiality and value of all confidential information used or held for use in the operation of its businesses and such confidential information has not been disclosed by Seller to, or, to the knowledge of Seller, discovered by, any Person except pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of that confidential information. Seller is not in breach of any obligations to a third party in respect of preserving the confidentiality of such third party’s confidential information.

(b)       The IT Assets owned, licensed, leased, operated on behalf of, or otherwise held for use by Seller, including pursuant to outsourced or cloud computing arrangements (“Seller IT Assets”) perform reliably in all material respects and in material conformance with the specifications or documentation for such systems as required in connection with the operation of the Business. Except for scheduled or routine maintenance, the Seller IT Assets are fully available for use by Seller. Since January 1, 2019, no Seller IT Asset has experienced any material disruption, malfunction, crash, failed experience, continued substandard performance or other adverse event as a result of any Data Breach, Security Incident, lack of capacity or otherwise. All Seller IT Assets (i) are free from material bugs, errors or other defects and (ii) do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Seller IT Asset, or any spyware or adware. Seller has implemented anti-malware, anti-virus, security, business continuity, disaster recovery, the archival, back-up, recovery and restoration measures and technology consistent with industry-best practices and has tested those measures and technology at least annually.

(c)       Seller complies, and since January 1, 2019, has complied, in each case, in all material respects with (i) all applicable Privacy Laws, including the laws concerning the Processing of Personal Information, (ii) its internal and external privacy and data security policies, (iii) all applicable rules of self-regulatory organizations and codes of conduct, and (iv) all contractual obligations concerning information security and data privacy (including the Processing of Personal Information) (collectively, the “Data Privacy/Security Requirements”). All vendors, processors, subcontractors and other Persons acting for or on behalf of Seller in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Seller IT Assets or the Personal Information in the possession or control of Seller comply, and since January 1, 2019, have complied, in each case, in all material respects, with the Data Privacy/Security Requirements.

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(d)       Neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are no, and have not since January 1, 2019, been, any Proceedings pending by or threatened against Seller concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

(e)       Since January 1, 2019, Seller has posted a privacy policy governing its collection and use of information and data in a clear and conspicuous location on all user-facing pages on each of its websites. No disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission).

(f)       Seller has implemented and maintain a comprehensive information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, integrity and security of the Seller IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, to the Data Privacy/Security Requirements and any public statements made by Seller regarding the Security Plan. Since January 1, 2019, (i) there has been no loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of Seller (including, but not limited to, any event that would give rise to a breach or incident for which notification by Seller to individuals and/or Governmental Entities is required under Data Privacy/Security Requirements) (a “Data Breach”), and (ii) there have been no breaches or unauthorized intrusions of the security of any Seller IT Asset (a “Security Incident”).

(g)       Seller maintains insurance coverage containing industry standard policy terms and limits that are appropriate to respond to the risk of liability relating to any Data Breach or Security Incident or any violation of the Data Privacy/Security Requirements, and no claims have been made under such insurance policies.

3.17       Environmental Matters.

(a)       Seller has conducted, and is conducting its operations and the Business, and has occupied and operated the Leased Real Property in compliance in all material respects with all Environmental Laws. Seller holds and has been and is in compliance in all material respects with all Permits required under Environmental Laws for the operation of Seller, the conduct of the Business as previously and currently conducted or the occupancy and operation of the Leased Real Property (“Environmental Permits”), and all such Environmental Permits are in full force and effect. Schedule 3.16 lists all Environmental Permits.

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(b)       Neither the Seller nor Parent has received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of Seller and/or Parent, threatened by any third party (including any Authority) with respect to Seller, the Business, the Leased Real Property or any other real property and relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances, (ii) any non-compliance with Environmental Laws or Environmental Permits or (iii) failure to hold any Environmental Permits. Neither Seller nor Parent has received any request for information, notice of claims, demand or other notification that Seller has or may have any liability under Environmental Laws.

(c)       Neither the Leased Real Property nor any property formerly owned, operated, occupied, leased or otherwise used by Seller is listed or proposed for listing on any list maintained by any Authority of contaminated or potentially contaminated sites, and no Hazardous Substances generated, disposed, released or otherwise handled by or on behalf of Seller has come to be located at any site identified on any such list or has otherwise resulted in or could result in liability under Environmental Laws.

(d)       There are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller. Any underground storage tanks, above ground storage tanks or wastewater treatment systems at the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller that have been removed or closed have been removed or closed in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there are no outstanding or contingent liabilities under Environmental Laws with respect to any such tanks or wastewater treatment systems.

(e)       No Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape and there are no Hazardous Substances in an uncontained state or in a condition representing a threat of a release at, on, about, under or from the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller.

(f)       All environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results, and all correspondence or other documentation related to any of the foregoing (“Environmental Documents”) pertaining to Seller, the Business, the Leased Real Property or any property formerly owned, operated, leased or otherwise used by Seller in the possession or control of Seller or Parent have been provided or made available to Buyer, and all such Environmental Documents are listed on Schedule 3.17(f).

(g)       Neither Seller nor Parent knows of or has any reason to know of any facts or circumstances related to environmental matters concerning Seller, the Business, the Leased Real Property or any property formerly owned, operated, leased or otherwise used by Seller that could result in any liabilities or responsibilities for Seller pursuant to Environmental Laws, and Seller has not assumed, by Contract, law or otherwise, any liability or responsibility pursuant to Environmental Laws for any environmental conditions, including, but not limited to, conditions or contamination related to any disposal, discharge or release of, or exposure to, any Hazardous Substances.

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3.18       Employee Benefit Matters.

(a)       Schedule 3.18(a) lists all “employee benefit plans,” and all other retirement, KiwiSaver, superannuation, pension, profit sharing, bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, cafeteria, compensation, consulting, change in control, welfare, health (including medical, dental and vision), life, disability, group insurance, savings, deferred compensation, incentive compensation, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to holiday and leave entitlements, automobiles, clubs, child care, parenting, sabbatical, and tuition reimbursement) agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by Seller or any Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of Seller or with respect to which Seller or any Affiliate may have any liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each employee Benefit Plan, Schedule 3.18(a) discloses whether such Plan is (i) unfunded, (ii) funded through a welfare benefit fund, or other funding mechanism or (iii) insured.

(b)       As applicable, with respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, and (v) all communications, records, notices and filings received from or sent to the internal revenue service.

(c)       Seller and each Affiliate is in compliance with the provisions of all Laws applicable to the Benefit Plans. All employee contributions to the Benefit Plans and to any health savings accounts have been made in accordance with applicable requirements. Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of Laws.

(d)       No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and neither Seller nor any Affiliate has made a written or oral promise, or any communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)       The Seller’s execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or other obligation to fund benefits with respect to any Person (provided that termination of any qualified retirement plan as agreed hereunder will require vesting of benefits under such Benefit Plan) or (ii) result in the triggering or imposition or any restrictions or limitations on the right of Seller, Seller or any Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing).

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(f)       There is no pending or, to the knowledge of Seller and/or Parent, threatened litigation by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Governmental Authority and, to the knowledge of Seller, no such audit or investigation is threatened.

(g)       Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made). No termination, discontinuance, load or other similar fee or expense is payable or shall be assessed in connection with the discontinuance of contributions to, and/or the amendment or termination of, any of the Benefit Plans.

(h)       All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each benefit Plan within the time required by law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Final Closing Date shall have been made or properly accrued on the Closing Statement or will be properly accrued on the books and records of Seller and each Affiliate as of the Final Closing Date. None of the Benefit Plans has any unfunded liabilities which are not reflected on the Closing Statement or the books and records of Seller and each Affiliate.

3.19       Taxes.

(a)       Except as set forth in Schedule 3.19(a)(i), (i) Seller has timely filed or caused to be filed with the appropriate national, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to Seller and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to Seller (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon Seller or its assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.19(a)(ii), Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b)       Except as set forth on Schedule 3.19(b), there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against Seller, in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by Seller. No Taxing Authority with which Seller does not file Tax Returns has claimed that Seller is or may be subject to taxation by that Taxing Authority.

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(c)       Seller has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay and has properly completed and timely filed all information returns or reports that are required to be filed and has, in all material respects, accurately reported all information required to be included on such returns or reports.

(d)       There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which Seller would have liability for Taxes of another Person following the Closing.

(e)       Seller has collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Authority or has collected sales tax exemption certificates from all entities from which Seller does not collect sales tax.

(f)       Seller has never (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

3.20       Anti-Corruption Laws. Neither Seller, nor, to knowledge of Seller or the Parent, any officers, directors, employees, agents, contractors or representatives of Seller while acting on behalf of Seller has, within the past three (3) years, directly or indirectly (i) made or attempted to make any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained or (D) in material violation of any requirement of applicable Anti-Corruption Laws in each jurisdiction where Seller is conducting or has conducted business, or (ii) established or maintained any fund or asset that has not been recorded in Seller’s books and records.

3.21       Employee Relations.

(a)       Schedule 3.21(a) sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, amount of accrued annual leave, date of hire, full- or part-time status, active or leave status and “exempt” or “non-exempt” status, for each employee or individual service provider of Seller as of the Final Closing Date (including any individual absent due to short-term disability, family or medical leave, parental leave, military leave or other approved absence). Seller is not party to any management, employment, consulting or other agreements or understandings with any individual providing for employment for a defined period of time for termination or severance benefits. As of the Final Closing Date, all compensation, including wages, commissions, bonuses, fees, holiday pay and other compensation, payable to all employees, independent contractors or consultants of the Seller for services performed on or prior to the Final Closing Date have been paid in full and as required by applicable law, and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions, bonuses or fees.

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(b)       Seller is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of Seller and/or Parent, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and Seller has not experienced any work stoppage during the last three years. To the knowledge of Seller and/or Parent, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of Seller.

(c)       Seller has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, accident compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.21(c), there are no outstanding claims against Seller or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted by or on behalf of any present or former employee or job applicant of Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) failure to provide holiday and leave entitlements (iv) any amount of severance pay or similar benefits, (v) accident compensation (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations, layoffs, or discipline, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and neither Seller nor Parent is aware of any such claims which have not been asserted or any situation that may give rise to such a claim. No Person (including any Authority) has asserted or threatened any claims against Seller or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices, and neither Seller nor Parent is aware of any situation that may give rise to such a claim. There are no claims against the Seller pending or, to Seller’s knowledge threatened in writing to be brought or filed, by or with any Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Seller, and Seller is not aware of any situation that may give rise to such a claim.

(d)       Seller has properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to Seller for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans) and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to Seller. Seller has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(e)       Seller has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

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(f)       Seller has materially complied with all required safety measures pursuant to applicable Laws, with respect to all employees, visitors, vendors and customers.

3.22       Transactions with Related Parties. Except as described in Schedule 3.22, no stockholder, officer or director of Seller, nor any Affiliate of any such Person, has or had:

(a)       any contractual or other claims, express or implied, of any kind whatsoever against Seller;

(b)       any interest in any property or assets used by Seller;

(c)       any direct or indirect ownership or other interest in any competitor of Seller; or

(d)       engaged in any other material transaction with Seller (other than employment relationships at the salaries disclosed in the Schedules).

Except as described in Schedule 3.22, no stockholder, officer or director of Seller, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from Seller.

3.23       Insurance.

(a)       Seller maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as Seller (including potential losses or damages resulting from the use of Seller’s products in the transportation of Hazardous Substances), in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b)       Schedule 3.23(b)(i) contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which Seller is the owner, insured or beneficiary, or covering Seller’s properties or assets. All such policies are outstanding and in full force and effect. Seller is not in default with respect to any provision contained in any such policy, nor has Seller failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.23(b)(ii): (a) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

3.24       Brokers. Except as set forth on Schedule 3.24, neither Seller nor Parent has retained, nor is Seller nor Parent obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of the Seller, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

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3.25       Relationship with Significant Customers. Neither Seller nor Parent has received any written or oral communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of Seller, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No Significant Customer has delivered any oral communication or notice to Seller stating that such Significant Customer (x) intends to cease the use of products or services of Seller or (y) intends or desires to materially and adversely modify the pricing terms of the products or services it receives from Seller. “Significant Customer” means the top twenty (20) customers of Seller, by dollar volume of sales, for the nine (9) -month period ended on January 31, 2023 and for the fiscal year ended March 31, 2022, as set forth on Schedule 3.25.

3.26       Relationship with Significant Suppliers and Vendors. Neither Seller nor Parent has received any written or oral communication or notice from any Significant Supplier or Vendor stating that, or otherwise has any reason the believe that, any Significant Supplier or Vendor (a) has ceased, or will cease, to provide products or services to Seller, (b) has substantially reduced, or will substantially reduce, the supply of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Supplier or Vendor” means the top twenty (20) suppliers and vendors of Seller, by dollar volume of sales, for the nine (9) month period ended on January 31, 2023 and for the fiscal year ended March 31, 2022, as set forth on Schedule 3.26.

3.27       Securities Law.

(a)       The Seller is an accredited investor as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “1933 Securities Act”) as of the Final Closing Date. The Seller is acquiring the Stock Consideration and Earnout Shares for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of the 1933 Securities Act. The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and Earnout Shares and is capable of bearing the economic risks of such investment as of the Final Closing Date. The Seller has been provided a reasonable opportunity to undertake such investigation and evaluate such documents and information to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. The Seller acknowledges that it has had the opportunity to review the information regarding Buyer’s Parent filed with the U.S. Securities and Exchange Commission and has been afforded the opportunity to (A) ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer’s Parent concerning the merits and risks of investing in the Stock Consideration and Earnout Shares; (B) access information about the Buyer’s Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (C) obtain such additional information that the Buyer’s Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

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(b)       The Seller understands that the Stock Consideration and Earnout Shares are being offered and sold to it hereunder in reliance upon specific exemptions from the registration requirements of the 1933 Securities Act, the rules and regulations promulgated under the 1933 Securities Act and state securities laws and that the Buyer’s Parent is relying upon the truth and accuracy of, and the Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Stock Consideration or Earnout Shares.

(c)       In making its decision, the Seller: (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons; and (iii) confirms that it has undertaken an independent analysis of the merits and risks of an investment in the Buyer’s Parent, based on the Seller's own financial circumstances.

(d)       The Seller understands that the Stock Consideration and Earnout Shares are characterized as “restricted securities” under the 1933 Securities Act inasmuch as they are being acquired from the Buyer’s Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Securities Act only in certain limited circumstances.

(e)       It is understood that, except as provided below, certificates evidencing the Stock Consideration or Earnout Shares (or uncertificated interests in the Stock Consideration or Earnout Shares) may bear the following or any similar legend:

(i)       “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii)       THE SHARES REPRESENTED HEREBY ARE SUBJECT TO FORFEITURE PURSUANT TO SECTION 7.5 OF THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG TRUST CODES GLOBAL LIMITED, VERIFYME, INC., TRUST CODES LIMITED AND SIGNUM HOLDING LIMITED DATED [•], 2023.”

3.28       Exceptions. The warranties and representations given pursuant to this Article III shall be deemed to have been given subject to, and the Seller shall not be liable to the Buyer in respect of, any breach of a warranty under this Agreement to the extent that:

(a)       the claim is based on any fact, matter or circumstance that:

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(i)       is fully and fairly disclosed in the Disclosure Schedules;

(ii)      is expressly stated in this Agreement; or

(iii)     could have been discovered by Buyer from a search of the following public registers or public registers maintained by the following organizations (as relevant) on the date which is five Business Days prior to the date of this Agreement:

(1) the New Zealand Companies Office;

(2) Land Information New Zealand; and

(3) the Intellectual Property Office of New Zealand,

in each case by searching in respect of the Seller;

(b)       the relevant circumstance or amount giving rise to the claim has been made good, or recovered by or paid to the Buyer in full without any cost, liability or loss to the Buyer;

(c)       the claim arises as a result of a change after the date of this Agreement in any law or interpretation of any law; and

(d)       the relevant event, circumstance, loss, liability, cost or expense to which the claim relates would not have arisen but for:

(i)       any act or omission by, or at the request or approval of, the Buyer;

(ii)     an obligation or commitment entered into or made after Closing by the Buyer; or

(iii)     the Buyer admitting liability in writing in respect thereof without the prior written consent of the Seller.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Final Closing Date, as follows:

4.1       Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of New Zealand and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

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4.2       Authority. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be at Closing duly and validly executed and delivered by Buyer and constitutes, or will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

4.3       No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer is subject, (ii) violate any provision of the certificate of incorporation or bylaws of Buyer, or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4       Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

4.5       Brokers. Except as set forth on Schedule 4.5, Buyer has not retained any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

Article V.
COVENANTS

5.1       Name Change. Immediately after Closing, Seller will change its legal name, and Seller and Parent will procure that each of Matrex Limited and 180.Codes Limited changes its legal name,to a name reasonably acceptable to Buyer that is not confusingly similar to “Trust Codes”, “Matrex”, “180.Codes”, “Boomerang” or any derivation thereof. Seller shall not, and Seller and Parent shall procure that Matrex Limited and 180.Codes Limited do not, use the name “Trust Codes”, “Matrex” “180.Codes”, “Boomerang” or any derivation thereof, nor any name that is confusingly similar to “Trust Codes” “Matrex”, “180.Codes”, “Boomerang” or any derivation thereof, following Closing.

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5.2       Confidentiality. From and after the date of this Agreement, Seller shall keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Seller or the Business (“Confidential Information”) in its possession or control. The obligations of Seller under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer or Seller to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.3       Non-Compete.

(a)       During the period beginning on the Final Closing Date and ending on the fifth (5th) anniversary of the Final Closing Date (the “Non-Compete Period”), each of Seller and Parent covenants and agrees not to, and shall cause Seller’s and Parent’s respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, have an ownership interest in any business or enterprise engaged in (i) the Business, (ii) any business that uses any trademark, trade names or slogans similar to the “Trust Code” or “Matrex” trademarks (including any associated logos, designs or trade dress), trade names or slogans, or (iii) any activities that are otherwise similar to, or competitive with, the Business.

(b)       During the Non-Compete Period, neither Seller nor Parent shall, and each shall cause Seller’s and Parent’s respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer or other business relation of Buyer or Seller for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer or Seller and its customers and other business relations.

(c)       During the Non-Compete Period, neither Seller nor Parent shall, and shall cause each of Seller’s and Parent’s respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of Buyer to leave the employ of Buyer for any reason whatsoever, nor shall Seller or Parent offer or provide employment (whether such employment is for Seller, Parent or any other Person), either on a full-time basis or part-time or consulting basis, to any Person who then currently is, or who within six (6) months immediately prior thereto was, an employee of or staffed with Buyer or Seller.

(d)       Seller acknowledges and agrees that the provisions of this Section 5.3 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither Seller nor Parent shall contest that Buyer’s remedies at law for any breach or threat of breach by either Seller or Parent or any of Seller’s or Parent’s Affiliates of the provisions of this Section 5.3 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.3 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which Seller may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

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(e)       If any of the provisions contained in this Section 5.3 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.4       Non-Disparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.5       Employee Matters.

(a)       Buyer shall extend offers of employment (which may be for employment with Buyer or any of its affiliates) to the Offered Employees with effect from, and subject to, Closing, in the form set out at Exhibit B. For those Offered Employees who are employees of Seller, the offer of employment shall be made on substantially similar terms in the aggregate as such Offered Employee’s employment with Seller prior to the Final Closing Date, with full credit for prior service to Seller, and with an annual base wage or salary comparable to that being paid by Seller to such Offered Employee as shown in Schedule 3.21 of the Disclosure Schedules; provided that such Offered Employees satisfy Buyer’s customary hiring standards consistent with applicable law. For those Offered Employees who are independent contractors to Seller, the offers shall be made on the terms and conditions contained in a consultant agreement with terms reasonably acceptable to Buyer, provided that such Offered Employees satisfy Buyer’s customary hiring standards consistent with applicable law. Seller shall provide Buyer access to its personnel records and personnel files, and shall provide such other information, regarding the Offered Employees as Buyer may reasonably request to the extent permitted by applicable Law. Seller shall terminate the employment or engagement of its employees and independent contractors who are Offered Employees with effect from, and subject to, Closing. Seller and Buyer will cooperate to ensure that notice of termination of employment/engagement and the offer of new employment are delivered to each Offered Employee simultaneously. Each Offered Employee, upon accepting employment with Buyer, may be entitled to participate in all of Buyer’s employee benefit plans in accordance with the terms of those plans, to the same extent and in the same manner as new employees of Buyer, subject to compliance with local law.

(b)       Seller and Buyer will cooperate to ensure, as far as reasonably practicable, that Offered Employees accept offers of employment from Buyer.

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(c)       Seller shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans and applicable statutory entitlements) owed to any current or former employee, officer, director, member, partner or independent contractor of Seller (or the beneficiary of any such individual) whether or not such individual becomes an employee of Buyer, that arises out of or relates to the provision of services to or on behalf of, or the employment relationship between, Seller and any such individual or the termination of such relationship or provision of services on or before the Final Closing Date. Without limiting the foregoing, (i) Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by Seller or the transactions contemplated by this Agreement, including, for the avoidance of doubt, any change in control bonus payments pursuant to any employee and Seller or any similar payment pursuant to any agreement existing on or before the Final Closing Date; and (ii) Seller shall be responsible for all legally mandated health care continuation coverage for Seller’s, and Seller’s affiliates’, current and former employees (and their qualified beneficiaries) who had or have a loss of coverage which occurred or occurs on or prior to the Final Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. To the extent permitted by law, after the Final Closing Date, Buyer will responsible for all claims, costs, and expenses associated with or made in respect of wages, salaries, commissions, bonuses and allowances and any other payments or entitlements owing to the Offered Employees who have accepted the Purchaser’s Offer in relation to the period commencing after the Final Closing Date.

(d)       Buyer shall credit each Offered Employee that accepts employment with Buyer with the amount of and annual leave accrued by them through employment with Seller as of the Closing Date as shown on Schedule 3.21(a) (collectively, the “Accrued PTO”). For the avoidance of doubt, the aggregate value of all Accrued PTO shall be considered Indebtedness paid at Closing by Seller through Buyer taking a deduction to the Cash Consideration as reflected in the Estimated Closing Statement.

(e)       Nothing herein, expressed or implied, shall confer upon any employee (including any Offered Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

5.6       Further Assurances. From time to time after the Closing, Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

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5.7       Preparation of Audited Financial Statement. From and after the Final Closing Date, Seller and Parent shall each (a) reasonably cooperate with and assist Buyer in preparation of the audited balance sheets, statements of income, Members’ capital, and cash flows of Seller as of and for the fiscal year ended March 31, 2022, and the period through December 31, 2022 in each case prepared in accordance with the Accounting Methods (the “2022 Audited Company Financial Statements”), to be prepared as promptly as reasonably practicable, such that Buyer will be able to comply with its filing obligations under the Securities Exchange Act of 1934 (the “1934 Securities Act”) with respect to the 2022 Audited Company Financial Statements and (b) cause the Seller’s external auditors to furnish any consents required under the 1934 Securities Act with respect to the 2022 Audited Company Financial Statements and the Financial Statements, in connection with Buyer’s filings with the Securities Exchange Commission.

5.8       Buyer’s Parent Guarantee. Buyer’s Parent hereby irrevocably, absolutely and unconditionally guarantees to each of the Seller and Parent, as a primary obligor, the due and punctual payment and performance by Buyer of all of Buyer’s obligations under this Agreement, including, without limitation, in payment of the Cash Consideration, Stock Consideration, Cash Earnout and Equity Earnout in accordance with the terms and conditions of this Agreement and the Ancillary Agreements (the “Guaranteed Obligations”). Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Buyer’s Parent hereunder shall become immediately due. This guarantee shall remain in full force and effect pursuant to, and in accordance with, this Agreement. Buyer’s Parent acknowledges that its obligations under this Section 5.8 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Buyer.

5.9       Stockholder Solicitation. For so long as Seller, Parent or any of their Affiliates, heirs, successors or assigns, owns any interest in Buyer’s Parent, none of Seller, Parent or any of their Affiliates, heirs, successors or assigns shall, and shall cause its Affiliates not to: (a) directly or indirectly initiate, solicit, seek, knowingly encourage, or knowingly facilitate the making of, any submission or announcement of a matter or proposal (a “Proposal”) at a meeting of stockholders of Buyer’s Parent, or that constitutes, or could reasonably be expected to lead to, any Proposal, (b) solicit proxies with respect to a Proposal, or (c) initiate a stockholders' vote or action by written consent of the stockholders of Buyer’s Parent with respect to a Proposal, unless and until such Proposal has been recommended for stockholder approval by such entity’s board of directors. Nothing in this provision shall limit any right Seller has, if applicable, from voting on proposals or matters properly brought before the stockholders of such entity at an annual or special meeting of the stockholders.

Article VI.
Tax Matters

6.1       Allocation.

(a)       Within sixty (60) days after the determination of Final Working Capital, Final Indebtedness and Final Transaction Expenses pursuant to Section 1.3, Buyer shall prepare and deliver to Seller the allocation (“Allocation”) of the Final Closing Consideration among the Acquired Assets sold by Seller (and the non-competition agreement described in Section 5.3) in a manner that is consistent with the principles set forth on Schedule 6.1.

(b)        Buyer, Seller and Shareholder agree to report, as and when required, the Allocation among the Acquired Assets in a manner consistent with such Allocation in the preparation and filing of all Tax Returns.

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(c)       Any adjustments to the Purchase Price under this Agreement shall be allocated to goodwill.

(d)       The Allocation will be an agreed allocation for the purposes of section GC 20(1)(b) of the New Zealand Income Tax Act 2007.

(e)       The Allocation will be binding upon the Buyer and Seller and each of their successors and assigns.

6.2       Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any Authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne by Seller. Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.3       Goods and Services Tax.

(a)       Compulsory GST Zero-Rating. The parties agree that the Transaction constitutes a supply that wholly or partly consists of land and, as a consequence, the Transaction is zero-rated for GST purposes pursuant to Section 11(1)(mb) of the GST Act, and that each will file any GST returns on that basis.

(b)       Buyer’s Section 78F statement/Seller statement:

(i)       Buyer warrants that, at the Final Closing Date:

(1) Buyer will be a registered person;

(2) Buyer is acquiring the Acquired Assets with the intention of using them for making taxable supplies; and

(3) Buyer does not intend to use the Business premises or any part thereof as a principal place of residence for Buyer or a person associated with Buyer under Section 2A(1)(c) of the GST Act.

(c)       The warranties in Section 6.3(b)(i) are made by Buyer on the date of this Agreement, the Time of Supply and the Final Closing Date.

(d)       Seller represents and warrants that, as at the date of this Agreement, the Time of Supply and the Final Closing Date, it is a registered person.

(e)       Further Information. Buyer shall, prior to the Final Closing Date, provide to Seller in writing:

(i)       the name and address of Buyer; and

(ii)      the registration number of the Recipient.

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(f)       Going Concern. If the Transaction is not subject to Section 11(1)(mb) of the GST Act, the parties agree that the Transaction constitutes the supply of a taxable activity as a going concern (or part of a taxable activity as a going concern where that part is capable of separate operation) at the Time of Supply, which the parties intend is capable of being carried on as a going concern by Buyer for the purposes of the GST Act and it is accordingly zero-rated for GST purposes.

(g)       GST Gross-Up. Notwithstanding any other provision in this Agreement, if a party (or, where that party is a member of a GST group, the representative member of that group) is or becomes liable to pay GST in respect of any supply made by it under this Agreement (other than where the recipient of the supply is liable for such GST), the other party must pay, in addition to the amount otherwise payable for the supply, an additional amount equal to the amount of that GST, by the date that is five (5) Business Days before the date on which the GST is required to be paid to Inland Revenue, subject to receipt of a tax invoice and reasonable evidence that the GST is so chargeable.

(h)       Expenses. If a party is required under this Agreement to reimburse or indemnify another party for any loss, cost or expense, the amount of the relevant loss, cost or expense shall be determined net of any GST input tax or deduction from output tax available to the other party (or, where the other party is a member of a GST group, the representative member of that group). Where the reimbursement or indemnity payment is itself consideration for a taxable supply, Section 6.3(g) will apply in respect of the reimbursement or indemnity payment.

6.4       Lowest Purchase Price. The parties agree that, for the purposes of the financial arrangements rules in the New Zealand Income Tax Act 2007:

(a)       the Purchase Price is the lowest price that they would have agreed upon for the Acquired Assets on the date this Agreement was entered into on the basis of payment in full at the time at which the first right in the Acquired Assets is to be transferred;

(b)       the Purchase Price is the value of the Acquired Assets; and

(c)       they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalized interest, and will file their tax returns accordingly.

(d)       For the purposes of this clause, the term "right" in the Acquired Assets shall bear the same meaning as the term "right" in section YA 1 of the New Zealand Income Tax Act 2007.

6.5       Cooperation on Tax Matters. Buyer, Seller, and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to Seller and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes for any period up to and including the Final Closing Date, pertaining to Seller and the Acquired Assets, for at least seven (7) years following the Final Closing Date. At the end of such period, each party shall provide the others with at least thirty (30) days prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

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Article VII.
SURVIVAL AND INDEMNIFICATION

7.1       Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the date that is thirty-six (36) months following the Final Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization; Title to Company Shares) Section 3.5 (Subsidiaries), Section 3.8(a) (Title, Condition and Sufficiency of Assets), Section 3.24 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.5 (Brokers) (the “Fundamental Representations”), shall survive until the date that is eight (8) years following the Final Closing Date; and (ii) the representations and warranties set forth in Section 3.16 (Environmental Matters), Section 3.18 (Employee Benefits Matters), and Section 3.19 (Taxes) shall survive until the date that is six (6) years following the Final Closing Date. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Seller to Buyer or from Buyer to Seller, as may be applicable, prior to the expiration of such survival period.

7.2       General Indemnification.

(a)       Subject to the limitations in Section 7.2(c), the Seller and Parent shall, jointly and severally, indemnify, defend and hold harmless Buyer and its directors, officers, Affiliates, employees, agents and representatives, from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)       any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Seller or Parent in this Agreement or any Ancillary Agreement;

(ii)      any breach of any covenant made by Seller or Parent in this Agreement or any Ancillary Agreement;

(iii)     any Retained Liability;

(iv)     any Transaction Expense;

(v)     any matters identified on Schedule 7.2(a)(v); or

(vi)    the enforcement by Buyer and its directors, officers, Affiliates, employees, agents and representatives of their indemnification rights under this Agreement.

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(b)       Subject to the limitations in Section 7.2(c), Buyer shall indemnify, defend and hold harmless the Seller and Seller’s officers, Affiliates, employees, agents and representatives and Parent from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)       any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(ii)      any breach of any covenant made by Buyer in this Agreement or any Ancillary Agreement;

(iii)     any Assumed Liability; provided that there shall be no indemnification under this Section 7.2(b) for any Losses against which Buyer is entitled to indemnification pursuant to Section 7.2(a); or

(iv)     the enforcement by the Seller of Seller’s indemnification rights under this Agreement.

(c)       General Cap: The maximum aggregate obligation of (i) Seller for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i), and (ii) Buyer for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), shall not exceed USD$350,000 (the “Cap”). The Cap shall not apply to Losses arising in respect of claims for misrepresentations, fraud and breach of the Fundamental Representations.

(d)       Fundamental Cap: The maximum aggregate obligation of (i) Seller for Losses pursuant to claims for breaches of the Fundamental Representations, and (ii) Buyer for Losses pursuant to claims for breaches of the Fundamental Representations, shall not exceed USD$1,000,000 plus the value of any Cash Earnout or Equity Earnout earned by Seller under this Agreement (the “Fundamental Cap”). For the purposes of calculating the value of any portion of the Fundamental Cap attributable to Equity Earnout, the value of any shares of Buyer’s Parent shall be calculated as of the date Buyer’s claim for indemnification is made against Seller.

(e)       Dollar Threshold on General Representation Breach Claims: A party may not make a claim under Section 7.2(a)(i) (in the case of the Buyer) or Section 7.2(b)(i) (in the case of the Seller) (other than claims for breaches of the Fundamental Representations) unless:

(i)       the amount claimed exceeds USD$35,000.00; or

(ii)       the total of all claims exceeds USD$35,000.00 and in which case the claimant party may claim the entire amount of such claims from the first dollar and not merely the excess,

provided that in calculating whether such thresholds are reached, legal and other professional costs incurred in respect of the claim(s) should be excluded.

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(f)       In no event shall the limitations set forth in Section 7.2(c), (d) and (e) apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, (A) the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(vi), or 7.2(b)(ii) or (b)(iv), or (B) any fraud or intentional misrepresentation by a party.

(g)       The representations and warranties in this Agreement and the Ancillary Agreements shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing.

(h)       For purposes of determining the existence of any misrepresentation or breach of warranty and calculating the amount of any Losses incurred in connection with any such misrepresentation or breach of warranty, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

7.3       Process for Indemnification.

(a)       A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party”. A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party”. As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify such Indemnifying Party shall not relieve such Indemnifying Party of its indemnity obligation, except to the extent such Indemnifying Party is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known.

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(b)       Third Party Claims:

(i)       Except as provided in this Section 7.3, the Indemnifying Party shall have the right to retain counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 10 Working Days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party under Section 7.3(a); provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnified Party, likely to result in Losses that will exceed the Cap or the Fundamental Cap (as applicable); (3) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnifying Party of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business; and (5) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a non-waivable conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(ii)       The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party directly related to the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(iii)       If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.3, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

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7.4       Mitigation; Insurance.

(a)       Any Indemnified Party shall mitigate Losses relating to a claim under this Article VII to the extent required by Law.

(b)       All Losses sought by Indemnified Party hereunder shall be net of any insurance proceeds actually received by Indemnified Party with respect to such indemnification claim (net of any increase or retroactive premiums and costs of recovery). If any such proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

7.5       Right of Offset. Without limiting any other remedies available at law or in equity, to the extent Buyer has suffered a Loss and either (a) Seller has consented to such set off or (b) Buyer has made or makes a claim for indemnity against Seller under this Article VII and such claim has been fully mediated by the parties pursuant to Section 8.8; Buyer shall have the right to (x) set off against any cash payments due and owing from Buyer to Seller, including any Cash Earnout payments or the cash amount of any Equity Earnout payments and, (y) forfeit any shares issued to Seller by Buyer’s Parent within the twelve (12) months preceding the date of such claim at the ten (10) day VWAP of such shares measured as of the date such claim by Buyer for indemnity against Seller is finally settled, resolved or adjudicated. No Cash Earnout payment shall be due or payable to Seller until any mediation of any claim for indemnity by Buyer outstanding as of the due date for such issuance or payment pursuant to Section 1.4 has been completed. Seller shall not transfer ownership of, move into any brokerage account, pledge or otherwise encumber any shares of common stock of Buyer’s Parent held by Seller as of the date of a claim for indemnity by Buyer until mediation of such claim has been completed pursuant to Section 8.8. For the avoidance of doubt, during the pendency of any mediation of any claim by Buyer, Buyer’s Parent shall continue to issue shares of common stock to Seller as required pursuant to this Agreement, but Seller shall not transfer, move into any brokerage account, pledge or otherwise encumber any shares held by it as of or after the date of such claim, but shall remain the record owner of such shares on the books and records of the Company’s transfer agent, until such mediation is complete.

7.6       Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Final Closing Consideration to the extent permitted by applicable Law.

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7.7       Release. Except for in connection with (a) amounts or issuances of stock due to Seller in connection with the Cash Earnout payments and the Equity Earnout issuances; and (d) any obligations of Buyer arising under or in connection with this Agreement, each of Seller and Parent hereby releases and forever discharges Buyer and its individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, of any kind, causes of action and Judgments that Seller now has, has ever had or may hereafter have against the respective Releasees, and from any and all obligations, contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of Seller, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing, including any rights to indemnification or reimbursement from Seller, whether pursuant to their respective certificate of incorporation or bylaws (or comparable documents), contract or otherwise and whether or not relating to claims pending on, or asserted after, the Final Closing Date.

Article VIII.
MISCELLANEOUS

8.1       Interpretive Provisions.

(a)       Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)       The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.2       Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof. The parties agree and acknowledge that as of the Final Closing Date, the Non-Binding Indication of Interest letter, dated November 14, 2022, by and among Buyer and Seller is terminated.

8.3       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by Seller without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Seller, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Buyer, and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer in connection with the Closing.

8.4       Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

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8.5       Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6       Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

8.7       Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller, to: Trust Codes Limited 11 Dockside Lane Auckland Central, Auckland, NZ 1010 Attn: Paul Ryan Email: [______________]

with a copy to: Meredith Connell PO Box 90750, Victoria Street West Auckland 1142, New Zealand Attn: John Stevens Email: [______________]

to Buyer to: VerifyMe, Inc. 801 International Parkway 5th Floor Lake Mary, FL 32746 Attn: Patrick White Email: [______________]

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with a copy to: Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alexander R. McClean, Esq. Email: [______________] Phone: [______________]

or at such other address for a party as shall be specified by like notice.

8.8       Dispute Resolution.

(a)       The parties acknowledge and agree that the dispute resolution procedure shall not apply in respect of any dispute relating to a Notice of Disagreement which shall be managed in accordance with Section 1.3(e).

(b)       Mediation: Either party may by written notice to the other party require any dispute arising out of or in connection with this Agreement to be submitted for mediation by a single mediator nominated by Buyer. In the event of any such submission to mediation:

(i)       the mediation shall be held in and governed by the laws of the State of New York;

(ii)      the mediator shall be deemed to be not acting as an expert or as an arbitrator;

(iii)      the mediator shall determine the procedure and timetable for the mediation; and

(iv)      the cost of the mediation shall be applied as determined by the mediator.

(c)       Further Proceedings. Neither party may require any arbitration, or issue any legal proceedings (other than for urgent interlocutory relief), in respect of any such dispute, unless that party has first taken all reasonable steps to comply with Sections 8.8(a) and 8.8(b).

8.9       Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court located in Monroe County, New York or in the absence of jurisdiction, the state courts located in the Monroe County, New York, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.7 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 8.7, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

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8.10       Public Announcements. Neither Seller nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.11       No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.12       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.13       Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

Article IX.
CERTAIN DEFINITIONS

9.1       Defined Terms. The following terms shall have the following meanings:

“Accounting Methods” means the principles, practices, methodologies and procedures, classifications, assumptions, estimation techniques, and judgments used in connection with the preparation of the Financial Statements, so long as such principles, practices, methodologies and procedures are in compliance with US GAAP.

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“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act, as amended from time to time, and other similar Laws, (ii) the applicable Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and (iii) all applicable anti-money-laundering, anti-kickback and anti-corruption Laws of any jurisdiction (whether within or outside the United States), including any Law that prohibits or restricts corrupt payments to (A) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (B) any candidate for public or political office; (C) any royal or ruling family member; or (D) any agent or representative of any of those persons listed in foregoing subcategories (A) through (C).

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Balance Sheet” means the balance sheet of Seller as of the Balance Sheet Date, as set forth in the Financial Statements.

“Balance Sheet Date” means March 31, 2022.

“Business” means the business of delivering cloud-based brand protection, serialization, and track-and-trace services based on a unique per-item serialization digital identity, acting as a license plate to intelligently capture information, engage with consumers, and enhance data.

“Business Data” means all business information and personally identifying information and data (whether of employees, contractors, consultants, customers, clients, consumer or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by Seller.

“Business Day” means any day other than a (i) Saturday; (ii) Sunday; (iii) public holiday in Wellington or Auckland, New Zealand; or (iv) day on which banks in New York, New York are required or authorized to be closed.

“Buyer’s Group” means Buyer, Buyer’s Parent, and any company within the same group or association of companies as Buyer for the purposes of Tax, but not including, for the avoidance of doubt, any other subsidiary of Buyer’s Parent.

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“Cash” means, as of any applicable time of determination, Seller’s actual cash (bank) balances, cash equivalents (including cash on hand and deposits in transit), which shall be reduced by any Restricted Cash and marketable securities (net of any breakage costs that would be incurred in connection with the liquidation thereof), in each case, determined in accordance with the accounting principles and policies used in the preparation of the Balance Sheet. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and will include checks, other wire transfers and drafts deposited or available for deposit for the account of Seller.

“Cash Consideration” means USD$350,000.

“Cash Earnout” means 18% of the Gross Margin on Existing Customers.

“Closing Indebtedness” means the Indebtedness as set forth on the Closing Statement.

“Closing Transaction Expenses” means the Transaction Expenses as set forth on the Closing Statement.

“Closing Working Capital” means the Working Capital of Seller as set forth on the Closing Statement.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to Seller, any IT Systems or any Personal Information: (i) Seller’s own rules, policies, and procedures; (ii) all Laws applicable to Seller; (iii) industry standards applicable to the industry in which Seller operates; and (iv) Contracts to which Seller is a party or otherwise subject.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Information.

“Disclosure Schedules” means the disclosure schedules attached hereto and made a part hereof.

“Earnout Calculation Statement” means each Cash-Earnout Calculation Statement or the Equity Earnout Calculation Statement, as applicable.

“Earnout Period” means the 5-year period ending on the fifth (5th) anniversary of the Closing Date.

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“Encumbrances” means all liens, charges, mortgages, pledges, security interests (including security interests as defined in the New Zealand Personal Property Securities Act 1999) or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.

“Equity Earnout” means the aggregate number of restricted shares of common stock of Buyer’s Parent calculated as follows: (x) 20% of Gross Margin on New Customers received during the applicable 12-month period of the Earnout Period divided by (y) the VWAP for the 30-day period beginning prior to and ending on, and including, the last day of such 12-month period.

“Estimated Closing Consideration” means an amount equal to the total of (a) the Cash Consideration, plus (b) the cash value of the Stock Consideration, minus (c) the amount, if any, by which Estimated Working Capital is less than Target Working Capital, plus (d) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital, minus (e) the Estimated Indebtedness minus (f) the Estimated Transaction Expenses.

“Estimated Indebtedness” means the Indebtedness as set forth on the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Transaction Expenses as set forth on the Estimated Closing Statement which is agreed by the parties to be USD$0.00 as Seller intends to pay all Transaction Expenses post-Closing.

“Estimated Working Capital” means the Working Capital of Seller as set forth on the Estimated Closing Statement.

“Existing Customer” means (i) any Person set forth on Exhibit E, including, for the avoidance of doubt, any New Customer automatically converted to an Existing Customer pursuant to Section 1.4(c) and (ii) any customer or prospect of Buyer, Buyer’s Parent or any Affiliate of Buyer or Buyer’s Parent on the Closing Date.

“Final Closing Consideration” means an amount equal to the total of (a) the Cash Consideration, plus (b) the cash value of the Stock Consideration, minus (c) the amount, if any, by which Final Working Capital is less than Target Working Capital, plus (d) the amount, if any, by which Final Working Capital is greater than Target Working Capital, minus (e) the Final Indebtedness minus (f) the Final Transaction Expenses.

“Final Indebtedness” means the Closing Indebtedness, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

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“Final Working Capital” means the Closing Working Capital, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Final Transaction Expenses” means the Closing Transaction Expenses, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Governmental Authority” means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body or Person.

“Gross Margin on Existing Customers” means (a) revenue, payments or proceeds received as the result of (i) Buyer’s sale of any of products, services or applications to Existing Customers and (ii) Intercompany Sales to Existing Customers, minus (b) cost of goods sold for such products, calculated consistent with the Accounting Principles and adjusted for, to the extent applicable and specifically including for the avoidance of doubt, cloud hosting costs and any and all commissions and other amounts due to sales personnel and third parties in connection with such sales, including but not limited to travel expenses.

“Gross Margin on New Customers” means (a) revenue, payments or proceeds received as the result of (i) Buyer’s sale of the products, services, platforms or applications to New Customers and (ii) Intercompany Sales to New Customers, minus (b) cost of goods sold for such products, calculated consistent with the Accounting Principles and adjusted for, to the extent applicable and specifically including for the avoidance of doubt, cloud hosting costs and any and all commissions and other amounts due to sales personnel and third parties in connection with such sales, including but not limited to travel expenses.

“GST” means goods and services tax chargeable, or to which a person may be liable, under the GST Act.

“GST Act” means the New Zealand Goods and Services Tax Act 1985.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Law.

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“Income Related Taxes” means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts or windfall profit taxes or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts.

“Indebtedness” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of Seller for borrowed money, (b) all obligations (contingent or otherwise) of Seller for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (e) all obligations of Seller as lessee or lessees under leases that have been or should be, in accordance with the Accounting Methods, recorded as capital leases, such excess shall constitute Indebtedness for all purposes under this Agreement, (f) all obligations, contingent or otherwise, of Seller under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by Seller, or in effect guaranteed directly or indirectly by Seller through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with the Accounting Methods, (j) all obligations of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by Seller, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all liabilities of Seller under or in connection with any accrued bonuses, deferred compensation bonuses and accrued paid-time off or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), including, for the avoidance of doubt, any and all amounts due from Seller pursuant to the Change in Control Agreements, (l) any unfunded capital expenditures committed to by Seller, (m) all unpaid Indemnified Taxes, and (n) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (j) above.

“Intercompany Sale” means any sale of the products listed on Exhibit D by Buyer to any of its Affiliates for final sale to an Existing Customer or New Customer as applicable.

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“IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other contract with, any Governmental Authorities (in each case whether temporary, preliminary or permanent).

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the officers and management of such Person, in each case after due inquiry.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Losses” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, but shall not include any fees charged by the parties for their time or opportunity cost or that of their employees who are not hired for the specific purpose of prosecuting the claim for such Losses.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of Seller taken as a whole. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“New Customer” means, for the applicable 12-month Equity Earnout calculation period, (i) any Person not listed on Exhibit E to whom Buyer sells products, services or applications during an applicable 12-month segment of the Earnout Period and (ii) any customer or prospect of Buyer, Buyer’s Parent or any Affiliate of Buyer or Buyer’s Parent with whom first contact is made after the Closing Date.

“Offered Employees” means those persons listed in Schedule 9.1(a).

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“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license under which Software or other materials are distributed or licensed as “free software”, “open source software” or under similar terms, or (c) any Reciprocal License, in each case whether or not Source Code is available under such license

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Permitted Encumbrances” means those security interests listed in Exhibit F.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Prepayments” means any payments made by or to the Seller before Closing in the ordinary course of conducting the Business in respect of goods or services to be supplied or provided to or by the Seller in relation to the Business, where such goods or services have not been supplied or provided as at Closing.

“Privacy Laws” means all applicable Laws, governmental orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, data security Laws, and Laws concerning email, text or mobile message, or telephone communications.

“Proceeding” means any suit, action, proceeding, assessment, arbitration, audit, hearing or investigation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

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“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Purchase Price” means the Final Closing Consideration plus or minus (as applicable) any adjustments under this Agreement.

“Recipient” means the recipient of the goods supplied pursuant to the Transaction for GST purposes.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software used in connection with such item of Software; (b) a requirement that any other licensee of such item of Software be permitted to access the Source Code of, modify, make derivative works of, or reverse-engineer any other Software used in connection with such item of Software; (c) a requirement that any other Software used in connection with such item of Software be redistributable by other licensees; or (d) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Representative” means with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to advise, represent or act on behalf of such Person.

“Restricted Cash” means any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Restricted Territory” means the planet Earth.

“Schedule(s)” means one or more schedule included in the Disclosure Schedule.

“Seller Environmental Liabilities” means any and all losses, claims, demands, liabilities, causes of action, damages, costs and expenses, fines or penalties (including without limitation attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Seller or Buyer arising out of or related to (a) any environmental condition first existing or occurring on or prior to the Final Closing Date or resulting from facts, circumstances or events first existing or occurring on or prior to the Final Final, including without limitation, (i) the presence, disposal, discharge, release or other handling or management of, or exposure to, Hazardous Substances at, on, in or under any the Leased Real Property or property now or previously owned, operated, leased or otherwise used by Seller (including, for the avoidance of doubt, any post-Closing migration, movement or continuing discharge, disposal or release of, or exposure to, any Hazardous Substances first present, discharged, disposed or released on or prior to the Closing Date), or (ii) the off-site or on-site transportation, storage, treatment, recycling, other handling, discharge, disposal or release of Hazardous Substances by or on behalf of Seller or any Person under Seller’s or Parent’s control; (b) any violation of, or liability under, any Environmental Law or any Environmental Permit first existing or occurring prior to the Final Closing Date (including without limitation costs and expenses incurred or required to bring the Leased Real Property, Seller or the Business into compliance with all applicable Environmental Laws and Environmental Permits and any fines, penalties and defense costs incurred by Seller or Buyer) with respect to Seller, the Business, the Leased Real Property or any property now or previously owned, operated, leased or otherwise used by Seller; or (c) any environmental condition or any violation of, or liability under, Environmental Laws or Environmental Permits with respect to the Leased Real Property that arise out of, relate to, or result from any acts or omissions of any Seller, Parent, their Affiliates or any other Person under their control after the Final Closing Date.

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“Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form, together (in each case) with all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or based on any of the foregoing, (ii) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing are recorded, and (iii) copies and tangible embodiments of any of the foregoing in any form or media.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures and other information that describe the foregoing.

“Stock Consideration” means the aggregate number of restricted shares of common stock of Buyer’s Parent calculated as follows: (x) USD$650,000 divided by (y) the VWAP for the 15-day period beginning prior to and ending on, and including, the Closing Date.

“Target Working Capital” means USD$1.00

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any liability described in clause (i) hereof of any other Person whether by contract or under common law doctrine of de facto merger and successor liability or otherwise.

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“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority within the preceding three (3) years in connection with the determination, assessment, or collection of any Tax paid or payable by Seller or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Time of Supply” means the date on which the supply evidenced by this Agreement is treated as taking place for GST purposes pursuant to section 9 of the GST Act.

“Transaction” means the transaction recorded in this Agreement and, for the purposes of clause 3, means the supply on Closing of all of the goods by the Seller for GST purposes pursuant to this Agreement.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by, or liabilities of Seller or Parent that were incurred by Seller or Parent (if any) to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), 100% of the Transfer Taxes and other taxes, fees and charges described in Section 6.2, and 100% of the filing fees incurred by Seller in connection with any filing by Seller with an Authority, and (ii) all liabilities of Seller under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items).

“US GAAP” means United States generally accepted accounting principles consistently applied throughout the relevant periods

“VWAP” means, for the applicable period, the price determined by the first of the following clauses that applies: (a) the average daily volume weighted average price of such stock for such date (or the nearest preceding date) on the NASDAQ (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) or (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of such stock for such date on OTCQB or OTCQX as applicable.

“Working Capital” means the excess of (i) the sum of Seller’s current assets (excluding, for the avoidance of doubt, Cash and Restricted Cash, but not the HQ Bond) determined in accordance with the Accounting Methods applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Financial Statements, over (ii) the sum of Seller’s current liabilities determined in accordance with the Accounting Methods applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Financial Statements. A sample calculation of Working Capital is set forth on Schedule 9.1(b) and Working Capital shall be calculated in a manner consistent therewith.

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9.2       Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

1933 Securities Act	3.27(a)
1934 Securities Act	5.7
2022 Audited Company Financial Statement	5.7
Accounts Payable	3.10(c)
Accounts Receivable	3.10(a)
Accrued PTO	5.5(d)
Agreement	Recitals
Benefit Plans	3.18
Buyer	Recitals
Buyer’s Parent	Recitals
Cap	7.2(c)
Closing	2.1
Closing Date	2.1
Company	Recitals
Company Shares	Recitals
Confidential Information	5.1
Data Breach	3.16(f)
Data Privacy/Security Requirements	3.16(c)
Environmental Documents	3.17(f)
Environmental Permits	3.17(a)
Equipment Lease	3.8(a)
Equity Earnout Shares	1.4(b)
Estimated Closing Statement	1.2(a)
Final Closing Date	2.1
Financial Statements	3.6
Fundamental Cap	7.2(d)
Fundamental Representations	7.1
Guaranteed Obligations	5.8
HQ Bond	1.1(a)(i)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Intellectual Property	3.11(a)
Interim Financial Statements	3.6
IT Systems	3.11(b)
Key Employment Agreements	2.2(a)(iv)
Leased Property	3.9(b)
Leases	3.9(b)
Licensed Intellectual Property	3.11
Litigation	3.13
Litigation Conditions	8.3

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Material Contracts	3.12
Material Owned Intellectual Property	3.11
Non-Compete Period	5.3(a)
Offered Employee Employment Agreements	2.2(a)(iv)
Parent	Recitals
Permits	3.15
Proposal	5.8
Releasee	7.7
Security Incident	3.16(f)
Security Plan	3.16(f)
Seller	Recitals
Significant Customer	3.25
Taxing Authority	3.19(a)
Third Party Claim	7.3(a)

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

TRUST CODES GLOBAL LIMITED

By:	/s/ Keith Goldstein
Name: Keith Goldstein Title: President

VERIFYME, INC.

By:	/s/ Patrick White
Name: Patrick White Title: Chief Executive Officer

TRUST CODES LIMITED

By:	/s/ Paul Ryan
Name: Paul Ryan Title: Chief Executive Officer

Signum Holdings LIMITED

By:	/s/ Jonathan Eriksen
Name: Jonathan Eriksen Title: Chair

[Asset Purchase Agreement]

Exhibit A

Form of Bill of Sale; Assignment and Assumption Agreement

Exhibit B

Form of Offered Employee Employment Agreement

Exhibit C

Example Statement of Working Capital

Exhibit D

Existing Products and Services

Exhibit E

Existing Customers

Exhibit F

Permitted Encumbrances

Exhibit G

Form of Deed of Assignment of Lease

Exhibit H

Form of Deed of Assignment of Domain Names

Exhibit I

Form of Investor Acknowledgement

Financial Markets Conduct Act 2013 Acknowledgement